SECOND AMENDMENT TO

MORRIA BIOPHARMACEUTICALS, PLC.

("Company")

2007 STOCK OPTION PLAN

(as amended and restated effective June 20, 2012)

1.          Section 2.1 Purpose: is hereby amended to state at the end thereof the following:

The Plan was approved by the Board of Directors of the Company on August 28, 2007. The Plan was amended by the Board of Directors of the Company on April 26, 2012 to correct the definition of “Shares” set forth in Section 2.2(bb) of the Plan to accurately reflect a par value of £0.01 per share. The Plan was further amended by the Board of Directors of the Company on June 20, 2012 as set forth in this amendment.

2.          Section 8.1 of the Plan is hereby deleted in its entirety and replaced with the following:

The per Share Exercise Price for the Shares to be issued pursuant to the exercise of an Option shall be such price as determined by the Administrator and set forth in the Option Agreement, on an individual basis, subject to any guidelines as may be determined by the Board from time to time, provided, however, that the Exercise Price shall be not less than the nominal value of the Shares underlying the Option, and subject to the following:

(i)          In the case of an ISO granted under this Plan, if:

(A)         granted to an Employee who, at the time the ISO is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B)         granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant;

(ii)         In the case of a Nonstatutory Stock Option granted to a United States taxpayer, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant unless the terms of the Nonstatutory Stock Option comply with the requirements of Section 409A of the Code or are granted to a consultant to whom Section 409A of the Code does not apply.

3.          Section 10 of the Plan is hereby deleted in its entirety and replaced with the following:

10.         Termination of Relationship as a Service Provider.

10.1         Except as provided below, an Option, or any part thereof, may not be exercised unless the Optionee is then a Service Provider of the Company or any Parent or Subsidiary thereof.

10.2         Unless otherwise provided by the Committee in the Optionee’s Option Agreement, an amendment thereto or as provided in an employment or other similar agreement, if an Optionee ceases to be a Service Provider of the Company or any Parent or Subsidiary thereof for any reason (including, but not limited to, resignation and retirement, but excluding termination by reasons of dismissal not for Cause, Optionee's Disability, death or Cause, for which events there are special rules in Subsections (10.3) through (10.5) below), all Options granted to the Optionee, which are vested and exercisable at the time of such cessation of service, may, unless earlier terminated in accordance with the Option Agreement and the Plan, be exercised within one (1) month following the date of such cessation of service, but in no event later than the Expiration Date of such Option, as set forth in the Option Agreement. If, the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan. Unless the Committee provides otherwise, if on the date of cessation of service, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

10.3         Unless otherwise provided by the Committee in the Optionee’s Option Agreement, an amendment thereto or as provided in an employment or other similar agreement, if an Optionee ceases to be a Service Provider of the Company or any Parent or Subsidiary thereof as a result of dismissal not for Cause, all Options granted to the Optionee, which are vested and exercisable at the time of such dismissal, may, unless earlier terminated in accordance with the Option Agreement and the Plan, be exercised within three (3) months following the date of such dismissal not for Cause, but in no event later than the Expiration Date of such Option, as set forth in the Option Agreement. If, the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan. Unless the Committee provides otherwise, if on the date of dismissal not for Cause, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

10.4         Unless otherwise provided by the Committee in the Optionee’s Option Agreement, an amendment thereto or as provided in an employment or other similar agreement, if an Optionee ceases to be a Service Provider of the Company or any Parent or Subsidiary thereof as a result of Optionee’s Disability or death, all Options granted to the Optionee, which are vested and exercisable at the time of such Disability or death, may, unless earlier terminated in accordance with the Option Agreement and the Plan, be exercised within six (6) months following the date of Disability or death, but in no event later than the Expiration Date of such Option, as set forth in the Option Agreement. . If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan. Unless the Committee provides otherwise, if on death or Disability, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

10.5         Notwithstanding the above, if an Optionee ceases to be a Service Provider of the Company or any Parent or Subsidiary thereof for Cause, all outstanding Options granted to such Optionee (whether vested or not) shall, to the extent not theretofore exercised, expire immediately upon the earlier of: (i) the date of such termination; or (ii) the time of delivery of the notice of termination for Cause, unless otherwise determined by the Committee. The Shares covered by such expired Options shall revert to the Plan.

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In addition and notwithstanding Subsections (2) through (4) above, if after termination of service, Optionee does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirement of any agreement between the Optionee and the Company (or any Parent or Subsidiary thereof engaging the Optionee), the Committee may, in its sole discretion, refuse to allow the exercise of the Options.

10.6         In no event may an Option which is an ISO be exercised later than (i) three months after the Optionee's termination of employment for any reason other than death or Disability and (ii) one year after Disability or such Option shall be deemed after such date to be a Nonstatutory Stock Option. For California Optionees, an Option must be exercisable for at least thirty (30) days from the date of an Optionee’s termination of employment except in the case of Disability for which an Option must be exercisable for at least six (6) months from the date of termination of service due to Disability.

10.7         For the purpose of this Section 10, termination of relationship as a Service Provider shall be deemed to be effective upon the date, which is designated by the Company (or any Parent or Subsidiary thereof engaging the Optionee) as the last day of the Optionee’s provision of services for the Company or any Parent or Subsidiary thereof.

10.8         For the purpose of this Section 10, a transfer of the Optionee from the employment or service of the Company to any Parent or Subsidiary (and vise versa) or between Subsidiaries or between a Parent and a Subsidiary shall not be deemed a termination of service, unless otherwise determined by the Committee.

10.9         The Administration may at any time offer to buy out for a payment in cash or shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

4.          Section 12.1 of the Plan is hereby deleted in its entirety and replaced with the following:

No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than: (i) by will; (ii) by the laws of descent and distribution; or (iii) in the case solely of a Nonstatutory Stock Option pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator make an Option transferable, such Option shall no longer qualify as an incentive stock option and such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

5.	Section 16 of the Plan, Grant of Information to California Optionees, is hereby deleted in its entirety.

The foregoing amendment was duly adopted and approved in accordance with Section 15.3 of the Plan.

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